UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/06/2014

Lehigh Gas Partners LP
(Exact name of registrant as specified in its charter)

Commission File Number:  001-35711

DE	45-41165414
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

702 West Hamilton Street, Suite 203
Allentown, PA 18101
(Address of principal executive offices, including zip code)

610-625-8000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 6, 2014, the Compensation Committee of the board of directors of our general partner adopted a Performance-Based Equity Awards Program pursuant to which participants will receive a certain percentage of their base salary ("Par Bonus") as a performance bonus if the Partnership achieves certain performance goals in 2014. The Par Bonus consists of two components: an EBITDA Component, which has a 65% weighting, and a Growth Component, which has a 35% weighting. For a participant to achieve a Par Bonus, the Partnership must meet its budgeted earnings before interest, tax, depreciation and amortization target (the "EBITDA Target") for 2014, and (b) its Growth Target for 2014. The threshold for earning any part of the EBITDA Component of the Par Bonus is 90% of the EBITDA Target, in which case 75% of the EBITDA Component is earned by each participant. The threshold for earning any part of the Growth Component of the Par Bonus is 50% of the Partnership's Growth Target, in which case 75% of the EBITDA Component is earned by each participant. A participant can earn up to 125% of the EBITDA Component if the Partnership meets at least 110% of the EBITDA Target and up to 125% of the Growth Component if the Partnership meets at least 125% of its Growth Target (the "Maximum Bonus"). The actual performance bonus will be paid 100% in either phantom units or profits interests, at the election of the participant, a third of which will vest on each anniversary of the grant date until fully vested. However, the Compensation Committee has retained the discretion to pay up to 40% of the performance bonus in cash to the participants, and to adjust the EBITDA Target and Growth Target to reflect the effect of acquisitions and divestitures on such targets. The Par Bonus for executive officers of the Company varies from 40% of base salary to 100% of base salary in the case of our Chief Executive Officer, and Maximum Bonuses for executive officers of the Company varies from 50% of base salary to 125% of base salary in the case of our Chief Executive Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lehigh Gas Partners LP

Date: March 12, 2014	By:	/s/ Frank M. Macerato
Frank M. Macerato
General Counsel, Secretary & Chief Compliance Officer